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------                                                    OMB APPROVAL
FORM 4                                              OMB Number:        3235-0104
------                                              Expires:   December 31, 2001
                                                    Estimated average burden
                                                    Hours per response       0.5
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                                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                          WASHINGTON, D.C. 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
/ / CHECK BOX IF NO
    LONGER SUBJECT TO         Filed pursuant to Section 16(a) of the Securities
    SECTION 16. FORM 4            Exchange Act of 1934, Section 17(a) of the
    OR FORM 5 OBLIGATIONS         Public Utility Holding Company Act of 1935
    MAY CONTINUE. SEE              or Section 30(f) of the Investment Company
    INSTRUCTION 1(b).                           Act of 1940
(PRINT OR TYPE RESPONSE)
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
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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(S)
    Williams      Bruce            A.             Genta Incorporated (Nasdaq GNTA)              to Issuer (Check all applicable)
---------------------------------------------  ----------------------------------------------       Director         10% Owner
  (Last)          (First)          (Middle)    3. IRS Identification      4. Statement for      ----              ---
c/o Genta Incorporated                            Number of Reporting        Month/Year             Officer (give  X Other (Specify
Two Oak Way                                       Person, if an Entity        03/2001           ----        title ---       below)
---------------------------------------------     (Voluntary)             ------------------                below)
                 (Street)                                                 5. If Amendment,       Sr. VP Sales & Marketing
Berkley Heights     NJ                07922                                  Date of Original --------------------------------------
---------------------------------------------                                (Month/Day/Year)
  (City)           (State)           (Zip)                                                   7. Individual or Joint/Group Filing
                                                                          ------------------    (Check applicable line)
                                                                                                  X   Form filed by one
                                                                                                ----  Reporting Person
                                                                                                      Form filed by more than
                                                                                                ----  one Reporting Person
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                         TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
    (Instr.3)                      action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr.3, 4 and 5)           cially Owned at     From:          direct
                                               (Instr.8)                                 End of Month        Direct         Benefi-
                                  (Month/                                                (Instr. 3 and 4)    (D) or         cial
                                   Day/     ---------------------------------------                          Indirect       Owner-
                                   Year)    Code    V       Amount   (A) or   Price                          (I)            ship
                                                                     (D)                                     (Instr.4)      (Instr.
                                                                                                                            4)

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Common Stock, par value $.001                                                               5,000(1)            D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v).

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
POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED
              IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE
              FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.
                                SEC1474 (3-99)

FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                                  (e.g., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities       Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr.     Acquired (A)     Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/       8)          or Disposed      (Month/Day/                           Secur-
                             ative        Year)                  of (D)           Year)                                 ity
                             Security                            (Instr. 3,                                             (Instr. 5)
                                                                 4, and 5)     -----------------------------------
                                                                               Date    Expira-            Amount or
                                                  ---------------------------- Exer-   tion       Title   Number of
                                                    Code  V     (A)     (D)    cisable Date               Shares
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Options to acquire        $6.656          3/5/01      A                         3/5/02  3/5/11    Common   150,000
                                                                                                  Stock,
                                                                                                  par
Common Stock (2)                                                                                  value
                                                                                                  $.001
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
1. Title of Derivative       9. Number of           10. Ownership               11. Nature of
   Security                     Derivative              Form of                     Indirect
   (Instr. 3)                   Securities              Derivative                  Beneficial
                                Beneficially            Security:                   Ownership
                                Owned at End            Direct (D)                  (Instr. 4)
                                of Month                or Indirect (I)
                                (Instr. 4)              (Instr. 4)

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Options to acquire               150,000                      D
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Common Stock (2)

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Explanation of Responses:
(1) As previously reported on Form 3 filed March 26, 2001.
(2) These options were granted upon employment with Genta Incorporated. These options vest equally over the next four (4) years.

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
                                                                               /s/ Bruce A. Williams                April 10, 2001
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                    -------------------------            --------------
                                                                               **Signature of Reporting Person      Date


Note: File three copies of this form, one of which must be manually signed.                                               Page 2
  If space is insufficient, see Instruction 6 for procedure.

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT
REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB NUMBER.
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